Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

American Tower Announces Change to Board of Directors

Boston, Massachusetts – October 7, 2005 - American Tower Corporation (NYSE: AMT) announced today that Dean J. Douglas, a member of the Company’s board of directors, has notified the Company that he intends to step down as a director of the Company, effective immediately.

Mr. Douglas notified the Company that he has accepted employment as the Chief Executive Officer of LCC International, a provider of integrated solutions for wireless voice and data communications networks and consulting services to the wireless telecommunications industry. Mr. Douglas is resigning from the Company’s board of directors to devote his full time and attention to his new position. Mr. Douglas originally joined the Company’s board of directors on August 8, 2005, in connection with the Company’s merger with SpectraSite.

“We are excited for Dean and wish him well in his new position,” said Jim Taiclet, American Tower’s Chairman and Chief Executive Officer. “We understand and appreciate Dean’s decision to focus his energies on leading LCC and thank him for his service to American Tower and SpectraSite.”

Following the departure of Mr. Douglas, the Company’s board will consist of eight members, seven of whom are independent directors.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. American Tower owns and operates over 22,000 sites in the United States, Mexico, and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

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